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                                                                  EXHIBIT 10.24

CERTIFIED GROCERS OF CALIFORNIA, LTD. SENIOR MANAGEMENT TEAM INCENTIVE PLAN

Members of the Senior Management Team at Certified Grocers of California, LTD. participate in an annual incentive plan designed to reward for the overall financial performance of the Cooperative. The performance criteria are established annually by the Chief Executive Officer of the Cooperative and approved by the Compensation Committee.

The target incentive amount is expressed as a percentage of salary, varying by the individual's position in the Cooperative as indicated below:

     - Senior Vice Presidents                  25% of base salary

     - Vice Presidents & General Managers      20% of base salary

The participants have the opportunity to earn up to two times the targeted incentive through superior performance of the cooperative. For 1997, the performance criteria included pre patronage dividends and revenue growth. A matrix was established which rewarded participants with target incentive levels for achieving the planned pre patronage dividend and a specified revenue growth. The targeted payment increases with performance above the specified levels, and decreases with performance below those levels. If the cooperative performance is below 80% of expected levels, no incentive is earned.

The Chief Executive Officer has the discretionary anthority to raise or lower the award dependent upon individual contributions to the overall performance of the Cooperative to a maximum of 25% of the earned incentive.